Exhibit 16.1

September 27, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by CASI Pharmaceuticals, Inc. in its Form 8-K dated September 27, 2018, which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ CohnReznick LLP